EXHIBIT 2.1

CAPITAL CONTRIBUTION AGREEMENT

This CAPITAL CONTRIBUTION AGREEMENT (this “Agreement”) between SILVERLIGHT INTERNATIONAL LIMITED (“Silverlight”) and FIRST PRIORITY TAX SOLUTIONS, INC., a Delaware corporation (“FPTS”), is made pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and is to be effective as of the 8th day of May, 2018.

WHEREAS, Silverlight desires to contribute certain assets to FPTS and FPTS desires to assume certain liabilities (net of the assumed liabilities, the “Additional Capital”) as more fully detailed on Exhibit A, hereto.

NOW, THEREFORE, in consideration of the above premises and the promises contained in this Agreement, and intending to be legally bound, Silverlight and FPTS hereby agree as follows:

1. Transfer of Additional Capital to FPTS.

Silverlight hereby transfers and contributes the Additional Capital to FPTS.

2. Acceptance of Additional Capital and Covenant by FPTS.

FPTS hereby accepts the contribution of the Additional Capital described in Section 1 above, and covenants to allocate the entire value of the Additional Capital to surplus.

3. Agreement as to Consideration for Additional Capital.

FPTS hereby transfers 20,000 shares of its common stock, $0.000001 par value, to Silverlight in exchange for the Additional Capital contributed by Silverlight.

4. Warranties of FPTS.

4.1	FPTS is duly organized and validly existing under the laws of its jurisdiction of formation.

4.2	To the best of the knowledge of its undersigned officer, FPTS (a) is in good corporate standing in all jurisdictions in which it operates and (b) has no material federal, state or local tax liabilities which are past due.

4.3	To the best of the knowledge of the undersigned officer of FPTS, there is no legal action or proceeding pending against FPTS which would inhibit the transaction of FPTS’s ordinary business or prevent FPTS from validly entering into this Agreement.

4.4	FPTS has the corporate power to enter into this Agreement and the officer executing this Agreement on behalf of FPTS has been duly authorized to do so.

4.5	To the best of the knowledge of the undersigned officer of FPTS, the execution and performance of the obligations contained in this Agreement do not constitute a violation, breach or default under any other agreement by which FPTS is bound.

CAPITAL CONTRIBUTION AGREEMENT

5. Warranties of Silverlight.

5.1	Silverlight is duly organized and validly existing under the laws of its jurisdiction of formation.

5.2	To the best of the knowledge of its undersigned officer, Silverlight (i) is in good corporate standing in every jurisdiction where its ownership, lease or operation of property or the conduct of its business requires registration or qualification as a foreign corporation except to the extent that the failure to so qualify as a foreign corporation would not have a material adverse effect on Silverlight and (ii) has no material foreign national, provincial or local, nor any material U.S. federal, state or local tax liabilities, which are past due.

5.3	To the best of the knowledge of the undersigned officer of Silverlight, there is no legal action or proceeding pending against Silverlight which would inhibit the transaction of Silverlight’s ordinary business or prevent Silverlight from validly entering into this Agreement.

5.4	Silverlight has the corporate power to enter into this Agreement and the undersigned officer executing this Agreement on behalf of Silverlight has been duly authorized to do so.

5.5	To the best of the knowledge of the undersigned officer of Silverlight, the execution and performance of the obligations contained in this Agreement do not constitute a violation, breach or default under any other agreement by which Silverlight is bound.

6. Mutuality of Consent.

FPTS and Silverlight each acknowledge that this Agreement, and every agreement made in connection with this Agreement, represents the mutual and voluntary consent and understanding of the parties hereto.

CAPITAL CONTRIBUTION AGREEMENT

7. Each Party Familiar with Operations of Other Party.

FPTS and Silverlight each acknowledge that they (a) are familiar with the operations of the other party, (b) have been provided access to all necessary financial records, statements, accounts or other materials of the other party, which such party requested, and (c) are competent to evaluate the risks associated with the performance of their respective obligations under this Agreement.

8. Execution and Delivery of Other Documents.

FPTS and Silverlight each covenant to perform all acts necessary or proper to effectuate the intent and purposes of this Agreement, including the execution and delivery of all other required or proper documents.

9. Governing Law.

This Agreement has been executed and delivered by Silverlight and FPTS (and will be deemed to be made) in the State of Delaware. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Delaware. Each of Silverlight and FPTS hereby submits to the jurisdiction of any state or federal court located within the State of Delaware, and consents that all service of process be made by certified mail directed to the relevant party at its address set forth above.

10. Successors; Non-assignability.

This Agreement shall be binding upon and inure to the benefit of FPTS and Silverlight and their respective successors and assigns; provided, however, that this Agreement, or any portion thereof, may not be assigned without the written consent of the non-assigning party, which consent shall not be unreasonably withheld.

11. Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

12. Entire Agreement.

This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior contracts, understandings and agreements between the parties.

CAPITAL CONTRIBUTION AGREEMENT

13. Amendment.

This Agreement may not be amended or modified without the written consent of each party hereto.

14. Expenses.

Each party agrees to pay its respective expenses incurred with respect to this Agreement and the consummation of the transactions contemplated thereby.

15. Counterparts.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

IN WITNESS WHEREOF, the undersigned have duly executed this Capital Contribution Agreement on this _____ day of April, 2018.

SILVERLIGHT INTERNATIONAL LIMITED		FIRST PRIORITY TAX SOLUTIONS, INC.

BY:	/s/ Arthur Lee	BY:	/s/ Vincent Hooi
Name:	Arthur Lee	Name:	Vincent Hooi
Title:	Manager	Title:	CEO

CAPITAL CONTRIBUTION AGREEMENT

EXHIBIT A

SCHEDULE OF CAPITAL CONTRIBUTIONS

Date of Contribution	Amount of Contribution

CAPITAL CONTRIBUTION AGREEMENT